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                                                                     EXHIBIT 3.1



              FORM OF AMENDED AND RESTATED ARTICLES OF INCORPORATION

                                       OF

                           VICTORY ENTERTAINMENT CORP.


            The undersigned, for the purposes of amending and restating the Articles of Incorporation of Victory Entertainment Corp., a Florida corporation (the "Corporation"), does hereby certify that:

            I. On May 27, 1999, the Corporation filed its original Articles of Incorporation with the Secretary of State of the State of Florida, thereby causing the Corporation to become organized and existing under and by virtue of the Florida Business Corporation Act, as amended (the "FBCA").

            II. On June 9, 1999, the Corporation filed a Certificate of Correction with the Secretary of State of the State of Florida, increasing the aggregate number of authorized shares to 70,000,000 (comprised of 50,000,000 shares of common stock and 20,000,000 shares of preferred stock).

            III. The number of votes cast by the Shareholders of the Corporation for the approval of the Amended and Restated Articles of Incorporation set forth below was sufficient for the approval of same.

                                   ARTICLE I.

                                 CORPORATE NAME


            The name of the Corporation shall be:

                           VICTORY ENTERTAINMENT CORP.
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The address of the principal office of the Corporation shall be 1000 Universal
Studios Plaza, Building 22A, Orlando, Florida 32819, and the mailing address of the Corporation shall be the same.

                                  ARTICLE II.

                               NATURE OF BUSINESS


            The Corporation may engage or transact in any or all lawful activities or business permitted under the laws of the United States, the State of Florida or any other state, country, territory or nation where it may conduct business.

                                  ARTICLE III.

                                  CAPITAL STOCK


            AUTHORIZED STOCK. The Corporation is authorized to issue the following shares of capital stock:

            (A) COMMON STOCK. The aggregate number of shares of Common Stock which the corporation shall have authority to issue is 50,000,000 with a par value of $.001 per share.

            (B) PREFERRED STOCK. The aggregate number of shares of Preferred Stock which the corporation shall have authority to issue is 20,000,000 with no par value.
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            The Board of Directors of the Corporation (the "Board of Directors")
has the authority, without any vote or other action by the shareholders of the Corporation, to issue Preferred Stock in one or more series and to fix the designations, preferences, rights, qualifications, limitations and restrictions thereof including the voting rights, dividends rights, dividend rate, conversion rights, terms of redemption, including sinking fund provisions, redemption price or prices, liquidation preferences and number of shares constituting any series.

                                  ARTICLE IV.

                                REGISTERED AGENT


            The street address of the initial registered office of the Corporation shall be 1201 Hays Street, Tallahassee, Florida 32301, and the name of the registered agent of the corporation at that address is Corporation Service Company.

                                   ARTICLE V.

                                TERM OF EXISTENCE


            This corporation is to exist perpetually.

                                  ARTICLE VI.

                                    DIRECTORS


            All corporate powers shall be exercised by or under the authority of, and the business and affairs of the corporation shall be managed under the direction of, the Board of
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Directors, subject to any limitation set forth in these Articles of
Incorporation. The number of directors of the Corporation may be increased or diminished from time to time in the manner provided by the Corporation's Bylaws, but shall never be less than one.

                                  ARTICLE VII.

                         SPECIAL MEETING OF SHAREHOLDERS


            The Corporation shall hold a special meeting of shareholders (i) on the call of its board of directors or (ii) if the holders of not less than 50 percent of all the votes entitled to be cast on any issue proposed to be considered at the proposed special meeting sign, date and deliver to the Corporation's secretary one or more written demands for such meeting describing the purpose or purposes for which it is to be held.

                                 ARTICLE VIII.

                                 INDEMNIFICATION


            (a) Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal or administrative, (hereinafter a "Proceeding"), or is contacted by any governmental or regulatory body in connection with any investigation or inquiry (hereinafter an "Investigation"), by reason of the fact that such person is or was a director or executive officer (as such term is utilized pursuant to interpretations under Section 16 of the Securities Exchange Act of 1934) of the Corporation or is or was serving at the request of the Corporation as a director, officer,
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employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans (hereinafter an "Indemnitee"), whether the basis of such Proceeding or Investigation is alleged action in an official capacity or in any other capacity as set forth above shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the FBCA, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) or the costs of reasonable settlement made with a view to curtailment of the cost of litigation reasonably incurred or suffered by such Indemnitee in connection therewith and such indemnification shall continue as to an Indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the Indemnitee's heirs, personal representatives, executors and administrators; provided, however, that except as provided in paragraph (b) hereof with respect to Proceedings to enforce rights to indemnification, the corporation shall indemnify any such Indemnitee in connection with a proceeding (or part thereof) initiated by such Indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors. The right to indemnification conferred in this Article shall be a contract right and shall include the right to be paid by the corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an
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"Advancement of Expenses"); provided, however, that the Advancement of Expenses shall be made only upon delivery to the Corporation of a personal guarantee by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such Indemnitee is or was not entitled to be indemnified for such expenses under this Article or otherwise (hereinafter a "Guarantee").

            (b) If a claim under paragraph (a) of this Article is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, except in the case of a claim for an Advancement of Expenses in which case the applicable period shall be twenty (20) days, the Indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful, in whole or in part, in any such suit or in a suit brought by the Corporation to recover an Advancement of Expenses pursuant to the terms of a Guarantee, the Indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit.

            (1) in any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the Indemnitee to enforce a right to an Advancement of Expenses), it shall be a defense that the Indemnitee has not met the applicable standard of conduct set forth in the FBCA; and
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            (2)         in any suit by the Corporation to recover an Advancement
                        of Expenses, pursuant to the terms of a Guarantee, the Corporation shall be entitled to recover such expenses upon a final adjudication that the Indemnitee has not met the applicable standard of conduct set forth in the FBCA.

            Neither the failure of the Corporation (including its board of directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the FBCA, nor an actual determination by the Corporation (including its board of directors, independent legal counsel, or its stockholders) that the Indemnitee has not met such applicable standard of conduct (or in the case of such a suit brought by the Indemnitee) shall be a defense to such suit. In any suit brought by the Indemnitee to enforce a right hereunder, or by the Corporation to recover an Advancement of Expenses pursuant to the terms of a Guarantee, the burden of proving that the Indemnitee is not entitled to be indemnified or to such Advancement of Expenses under this Section or otherwise shall be on the Corporation.

            (c) The rights to indemnification and to the Advancement of Expenses conferred in this Article shall not be exclusive of any other right which any person may have or
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hereafter acquire under any statute, these Articles of Incorporation, bylaws, agreement, vote of shareholders or disinterested directors or otherwise.

            (d) The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the FBCA.

            (e) The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the Advancement of Expenses, to any employee or agent of the Corporation to the fullest extent of the provisions of this Article with respect to the indemnification and Advancement of Expenses of directors, and executive officers of the Corporation.